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                                   Exhibit 11


                      THE NEWHALL LAND AND FARMING COMPANY

                        COMPUTATION OF EARNINGS PER UNIT
                         (in thousands, execpt per unit)

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                                                                                           Years Ended December 31,
                                                                                      -----------------------------------
                                                                                        1996          1995          1994
                                                                                      -------       -------       -------
Partnership Units
   Average number of units outstanding during the period                               35,293        36,241        36,757
   Net units issuable in connection with dilutive options based upon
     use of the treasury stock method                                                     118            31            32
                                                                                      -------       -------       -------
   Average number of primary units                                                     35,411        36,272        36,789
                                                                                      =======       =======       =======
Net income                                                                            $41,889       $27,317       $15,574
                                                                                      =======       =======       =======
Net income per unit                                                                   $  1.18       $   .75       $   .42
                                                                                      =======       =======       =======
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